UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2018

PerkinElmer, Inc.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	001-05075	04-2052042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

940 Winter Street, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 663-6900

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2018, the Board of Directors (the “Board”) of PerkinElmer, Inc. (“PerkinElmer” or the “Company”) elected Prahlad Singh to serve as the Company’s President and Chief Operating Officer, effective as of January 1, 2019. Dr. Singh currently serves the Company as Executive Vice President and President, Diagnostics. He will assume the President role from Robert F. Friel, who will remain the Company’s Chairman and Chief Executive Officer.

Dr. Singh joined the Company in 2014 as President of the Diagnostics business. He was elected Senior Vice President in 2016 and Executive Vice President in March 2018. Dr. Singh was General Manager of GE Healthcare’s Women’s Health Business from 2012 to 2014, with responsibility for the mammography and bone densitometry businesses. Prior to that, Dr. Singh held senior executive level roles in strategy, business development and M&A at both GE Healthcare and Philips Healthcare. From 1995 to 2007, he held leadership roles of increasing responsibility at DuPont Pharmaceuticals and subsequently Bristol-Myers Squibb Medical Imaging which included managing the Asia Pacific and Middle East regions.

Upon commencement of his service as President and Chief Operating Officer, and as approved by the Compensation and Benefits Committee of the Board on December 7, 2018, Dr. Singh’s annual base salary will be increased to $650,000 and he will continue to participate in the Company’s Global Incentive Compensation Plan with his target award opportunity increasing to 90% of his annual salary. Dr. Singh will also continue to participate in the Company’s annual Long-Term Incentive Program, with his target award opportunity increasing to 350% of his annual salary.

Dr. Singh will receive awards under the Company’s annual Long-Term Incentive Program at the same time and on the same terms and conditions as the Company’s other executive officers. Stock option grants under the program will have an exercise price equal to the fair market value of PerkinElmer’s common stock on the date of grant and will cover the number of shares that results in a grant date fair value equal to the portion of the grant value for Dr. Singh under the program that is to be allocated to stock options. The number of shares of restricted stock and performance based restricted stock units (“PRSUs”) granted will be determined by dividing the applicable grant value allocated to each of those award types by the closing price of PerkinElmer’s common stock on the date of grant. The stock options and shares of restricted stock will be subject to time-based vesting over a three-year period and the PRSUs will vest based on the achievement of financial performance goals at the end of a three-year performance period.

Dr. Singh and the Company previously entered into an employment agreement dated as of October 3, 2016, which will remain in effect following the effective date of his appointment as President and Chief Operating Officer. The agreement is similar to employment agreements the Company has with other executive officers and it provides, among other things, for specified benefits to Dr. Singh upon a termination by the Company of Dr. Singh’s employment without “cause”, or if he voluntarily terminates his employment for “good reason”, with increased benefits if such termination occurs within 36 months following the occurrence of a “change in control”, as those terms are defined in the agreement.

The above summary of Dr. Singh’s employment agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which was attached to the Company’s Annual Report on Form 10-K filed with the Commission on February 28, 2017 as Exhibit 10.2(10) and which is incorporated into this Item 5.02 by reference.

Item 5.03	Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year.

On December 7, 2018, the Board also amended and restated the Company’s by-laws, effective immediately, to amend the requirement in Article III, Section 3 of the by-laws that the President be a director of the Company to instead require that the Chief Executive Officer be a director of the Company.

The amended and restated by-laws also reflect certain conforming and related changes to Article III, Sections 7 and 8.

The foregoing description is qualified in its entirety by reference to the full text of the Company’s amended and restated by-laws, a copy of which is filed as Exhibit 3.2 to this report and is incorporated into this Item 5.03 by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

3.2	By-laws of PerkinElmer, Inc., Amended and Restated as of December 7, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERKINELMER, INC.

Date: December 13, 2018	By:	/s/ Joel S. Goldberg
Joel S. Goldberg
Senior Vice President, Administration, General Counsel and Secretary